Exhibit 4.2

SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT (this “Amendment”), dated as of October 31, 2018, amends and modifies that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2012 (as amended by the First Amendment thereto dated October 29, 2013, the Second Amendment thereto dated November 3, 2014, the Third Amendment thereto dated October 29, 2015, the Fourth Amendment thereto dated October 31, 2016 and the Fifth Amendment thereto dated October 31, 2017, the “Credit Agreement”), among Otter Tail power company (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Agent”), and the Lenders, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Lenders and the Agent agree that the Credit Agreement is amended as follows.

ARTICLE I - AMENDMENTS

1.1     The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to replace the date “October 31, 2022” with the date “October 31, 2023”.

1.2     Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions alphabetically therein:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

1.3      The definition of “Anti-Corruption Laws” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert the phrase “anti-money laundering,” immediately after the phrase “relating to”.

1.4     The definition of “Federal Funds Effective Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

1.5     The definition of “LIBOR Interbank Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert the phrase “, subject to the implementation of an alternative rate of interest in accordance with Section 5.2(b),” immediately after the word “means” in the first line thereof.

1.6     The definition of “LIBOR Interbank Daily Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert the phrase “, subject to the implementation of an alternative rate of interest in accordance with Section 5.2(b),” immediately after the word “means” in the first line thereof.

1.7     The definition of “Sanctioned Person” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any Person 50% or more owned, directly or indirectly, by any of the above or (e) any Person otherwise the subject of any Sanctions.

1.8     The definition of “Sanctions” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other governmental authority.

1.9     Section 5.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. (a) Unless and until an alternative rate has been implemented in accordance with Section 5.2(b) below, if the Agent determines (which determination shall be conclusive and binding on the parties hereto), or in the case of Section 5.2(a)(ii), the Agent or the Required Banks determine, that:

(i)     deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period; or

(ii)     that the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making, maintaining or funding the LIBOR Advance for a relevant Interest Period;

the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances or convert any such LIBOR Advance to a Base Rate Advance, without premium or penalty on the last day of the current Interest Period with respect thereto.

(b)     Notwithstanding the foregoing, in the event the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 5.2(a) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in United States dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) of this Section 5.2(b) or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the LIBOR Interbank Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date such amendment is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 5.2(b), (x) any request pursuant to Section 2.4 that requests the conversion of any outstanding Advance to, or continuation of any LIBOR Advance as, a LIBOR Advance shall be ineffective and any such Advance shall be continued as or converted to, as the case may be, a Base Rate Advance, and (y) if any request pursuant to Section 2.3 requests a LIBOR Advance, such Advance shall be made as a Base Rate Advance. If the alternate rate of interest determined pursuant to this Section 5.2(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.10     Article VII of the Credit Agreement is hereby amended to insert the following new Section 7.20 immediately following Section 7.19:

Section 7.20 Benefit Plans. The Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

1.11     Article VII of the Credit Agreement is hereby amended to insert the following new Section 7.21 at the end thereof:

Section 7.21 Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification is true, correct and complete in all respects.

1.12     Section 8.1(l) of the Credit Agreement is hereby amended to insert the phrase “and the Beneficial Ownership Regulation” at the end thereof.

1.13     Article VIII of the Credit Agreement is hereby amended to insert the following new Section 8.1(m) immediately following Section 8.1(l):

(m) Promptly after becoming aware of the occurrence thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

1.14     Article XI of the Credit Agreement is hereby amended to insert the following new Section 11.10 at the end thereof:

Section 11.10 Additional ERISA Matters.

(a)     Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto, to the date such Person ceases being a Bank party hereto, for the benefit of the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its affiliates, that at least one of the following is and will be true: (i) such Bank is not using “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)     The Agent and each arranger hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

1.15     Schedule 1.1(a) (Commitments and Percentages), Schedule 1.1(b) (Material Subsidiaries), Schedule 7.6 (Litigation and Contingent Liabilities), Schedule 7.15 (Subsidiaries), Schedule 7.16 (Partnerships/Joint Ventures), Schedule 9.4 (Stock Ownership Transactions), Schedule 9.7 (Investments), Schedule 9.8 (Liens) and Schedule 9.10 (Transactions with Related Parties), are hereby amended in their entirety to be in the forms of Schedule 1.1(a), Schedule 1.1(b), Schedule 7.6, Schedule 7.15, Schedule 7.16, Schedule 9.4, Schedule 9.7, Schedule 9.8 and Schedule 9.10 attached hereto and made a part hereof.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Lenders that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1      Warranties. Before and after giving effect to this Amendment, the representations and warranties in the Credit Agreement shall be true and correct as though made on the date hereof with respect to representations and warranties containing qualifications as to materiality, and true and correct as though made on the date hereof in all material respects with respect to representations and warranties without qualifications as to materiality, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2     Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3     Documents. The Borrower, the Agent and the Lenders shall have executed and delivered this Amendment.

3.4     Fees. The Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, without limitation, (i) all fees set forth in that certain Fee Letter by and between the Borrower and the Agent dated as of October 31, 2018 and (ii) to the extent invoiced reasonably in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

3.5     Beneficial Ownership Certification. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to any applicable Lender a Beneficial Ownership Certification in relation to the Borrower.

ARTICLE IV - GENERAL

4.1     Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

4.2     Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3     Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4     Governing Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

4.5     Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL POWER COMPANY

By:	/s/ Kevin Moug

Title:	Treasurer

4150 19th Avenue South
Suite 101
Fargo, North Dakota 58103
Attention:	Mr. Kevin G. Moug,
Treasurer
Telephone: (701) 451-3562
Fax: (701) 232-4108

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:	/s/ Jacquelyn Ness

Title:	Vice President

505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention:	Jacquelyn Ness, Vice President
Telephone: (701) 280-3655
Fax: (701) 280-3580

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Co-Syndication Agent and as a Bank

By:	/s/ Justin Martin

Title:	Authorized Officer

10 South Dearborn, 9th Floor, IL1-0090
Chicago, IL 60603
Attention:	Justin Martin
Telephone: (312) 732-4441
Fax: (312) 732-1762

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Bank

By:	/s/ A. Quinn Richardson

Title:	Senior Vice President

IL-4135-07-65
135 S. LaSalle Street
Chicago, IL 60603
Attention:	A. Quinn Richardson
Senior Vice President
Telephone: (312) 992-2160
Fax: (312) 992-2650

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Keven D. Smith

Title:	Senior Vice President

127 Public Square
Mail Code: OH-01-27-1125
Cleveland, OH 44114
Attention:	Keven D. Smith
Telephone: (206) 343-6966
Fax: (216) 689-4981

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank

By:	/s/ Jesse Tannuzzo

Title:	Vice President

90 S 7th Street, 15th Floor
MAC: N9305-156
Minneapolis, MN 55402
Attention:	Jesse Tannuzzo
Telephone: 612-667-0030

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

COBANK, ACB, as a Co-Documentation Agent and as a Bank

By:	/s/ Ryan Spearman

Title:	Vice President

6340 S. Fiddlers Green Cir.
Greenwood Village, CO 80111
Attention:	Ryan Spearman
Telephone: 303-793-2153

(Signature Page to Sixth Amendment to Otter Tail Power Company Credit Agreement)

Schedule 1.1(a)

Commitments and Percentages

Bank	Initial Commitment:	Percentage:

U.S. Bank National Association	$52,500,000	30.882352941176%
JPMorgan Chase Bank, N.A.	$32,500,000	19.117647058824%
Bank of America, N.A.	$32,500,000	19.117647058824%
KeyBank National Association	$17,500,000	10.294117647059%
CoBank, ACB	$17,500,000	10.294117647059%
Wells Fargo Bank, National Association	$17,500,000	10.294117647059%

Total:	$170,000,000	100%

Schedule 1.1(b)

Material Subsidiaries of Otter Tail Power Company

None

Schedule 7.6

Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

Contingent Liabilities

Based on a potential reduction by the FERC in the ROE component of the MISO Tariff, OTP has recorded a $1,637,650 liability on its balance sheet as of September 30, 2018, representing OTP’s best estimate of a refund obligation that would arise, net of amounts that would be subject to recovery under state jurisdictional TCR riders, if FERC orders a reduction in ROE component of the MISO Tariff.

In 2015 the Environmental Protection Agency (EPA), acting under Section 111(d) of the Clean Air Act, issued the Clean Power Plan which required states to submit plans to limit CO2 emissions from certain fossil fuel-fired power plants. The rule is not currently in effect as a result of a stay by the Supreme Court in 2016. In 2017, EPA issued a Notice of Proposed Rulemaking to repeal the Clean Power Plan; comments were due in April 2018.

On August 21, 2018 EPA proposed a replacement for the Clean Power Plan -- the Affordable Clean Energy (ACE) Rule. Among other things, the ACE Rule (1) determines that the Best System of Emission Reduction for greenhouse gas emissions from coal-fired power plants is to improve the plants’ heat rates, (2) identifies a list of “candidate technologies” for improving a plant’s heat rate and (3) proposes that physical or operational changes to a power plant would not be a “major modification” triggering extensive New Source Review, if the change does increase hourly emissions. Comments on the ACE Rule are due October 31, 2018. If the ACE Rule goes into effect, states will have three years after the final rule to submit a state implementation plan.

Schedule 7.15
Subsidiaries (Section 7.15)

None.

Schedule 7.16

Partnerships/Joint Ventures (Section 7.16)

In the ordinary course of business, the Borrower has entered into contractual arrangements with other regional utilities providing for ownership interests (both as tenants-in-common and discretely) in transmission and generation assets.

Schedule 9.4

Stock Ownership Transactions (Section 9.4)

None.

Schedule 9.7

Investments (Section 9.7)

Otter Tail Power Company
Detail of Investments

As of Sept 30, 2018
Investment in Loan Pools	$37,444
Trusts Associated With Large Joint Transmission Projects	1,217,559
Other Miscellaneous	25,709
$1,280,712

Schedule 9.8

Liens (Section 9.8)

None.

Schedule 9.10
Transactions with Related Parties (Section 9.10)

None.